Exhibit 99.1

News From:

Release Date: March 2, 2015

Contact:	Jenniffer Collins
IGI Laboratories, Inc.
(856) 697-1441
www.igilabs.com

IGI LABORATORIES ANNOUNCES FOURTH QUARTER and YEAR END 2014 RESULTS

BUENA, NJ - (PR NEWSWIRE) – IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey based specialty generic pharmaceutical company, announced its financial results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter and Year to Date 2014 Highlights

•	Total revenues of $13.7 million in the fourth quarter of 2014, an increase of 104% over the same quarter in 2013
•	Total revenues of $33.7 million for the year ended December 31, 2014, an increase of 85% over the same period in 2013
•	Total net revenues generated from the sale of IGI label generic topical pharmaceutical products for the three and twelve months ended December 31, 2014 of $10.5 million, and $19.8 million, respectively
•	Gross profit for the year ended December 31, 2014 equaled 50% as compared to 34% in the same period of 2013
•	IGI filed eleven Abbreviated New Drug Applications (ANDAs), in 2014 with the U.S. Food and Drug Administration (FDA)
•	Net income was $5.6 million in the fourth quarter of 2014, including a non-cash gain of $2.3 million, compared to $0.7 million in the same period in 2013
•	Net income was $5.3 million for the year ended December 31, 2014, including a non-cash gain of $2.3 million, compared to a net loss of $0.1 million for the year ended December 31, 2013

IGI’s President and Chief Executive Officer, Jason Grenfell-Gardner, stated, “This year was a critical one for our team, and I believe we have delivered. At the beginning of 2014, we committed to increase revenue to $25.5 - $26.4 million for the year, achieve profitability, and to double our R&D spending while filing ten ANDAs. We increased our commitment in October of 2014 to $31.0 to $33.0 million in revenue for 2014, gross margins of approximately 50 percent, and we re-affirmed our expectation to file at least 10 ANDAs in 2014. Our team has delivered on these promises. Revenue grew 85% compared to 2013, and while we did increase R&D spending by 150%, we filed 11 ANDAs, and we were able to achieve $5.3 million in net income, including a non-cash gain of $2.3 million. On top of all these achievements, we were able to make two product acquisitions at the end of September as initial drivers of our TICO strategy.” Mr. Grenfell-Gardner continued, “In December we completed our offering of $143.75 million 3.75% Convertible Senior Notes, which net of fees and expenses helped to strengthen our balance sheet to include over $158 million in cash at the end of December. Our balance sheet is stronger than ever, and we are actively seeking to expand our product portfolio and manufacturing capabilities to execute on our TICO strategy to expand our topical, injectable, complex and ophthalmic presence in the specialty generic pharmaceutical markets. Our research and development team now has twenty-two ANDAs pending with the FDA. Based on December 2014 IMS Health data, the addressable market for our pipeline of twenty-two ANDAs, pending approval by the FDA, is estimated at $579 million. We believe we are well positioned to increase revenues to at least $55 to $57 million in 2015, which would lead to increased gross margins of between approximately 52 to 53 percent for 2015.  As we continue to invest in R&D to drive our future growth, we expect to increase R&D expense to approximately 27 to 28 percent of total revenue in 2015, which would allow us to file at least twenty more ANDAs in 2015.  Based on the foregoing, we would anticipate Adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization) to range between $7.5 and $8.5 million in 2015.”

The Company will hold a conference call today at 4:15 pm ET to discuss 4th quarter 2014 results.

The Company invites you to listen to the call by dialing 1-888-346-3479. International participants should call 1-412-902-4260. Canadian participants should call 1-855-669-9657. Participants should ask to be joined into the IGI Laboratories, Inc. call.

This call is being webcast by MultiVu (a PR Newswire Company) and can be accessed in the Investor Relations Section of IGI's website at www.igilabs.com.

About IGI Laboratories, Inc.

IGI Laboratories is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market.

Forward Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," “believe,” “target,” “estimated,” "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those included from time to time in the "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K, as updated by Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Actual results may differ materially from these expectations. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in and the impact of global political, economic, business, competitive, market, regulatory and other factors; and our inability to complete successfully future product acquisitions. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), IGI Labs is also presenting EBITDA and Adjusted EBITDA which are non-GAAP financial measures. Since EBITDA and Adjusted EBITDA are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, IGI's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus:

Interest expense, net

Provision for income taxes

Depreciation and amortization

Amortization of acquisition costs related to Econazole purchase

Non-cash expenses, such as share-based compensation expense, and preferred stock dividend

Less change in the fair value of derivative liability

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company's true operational performance (i.e. fair value adjustments to the derivative liability).

While the Company uses EBITDA and Adjusted EBITDA in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, it is open to certain shortcomings. EBITDA and Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Due to the inherent limitations of EBITDA and Adjusted EBITDA, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA and Adjusted EBITDA and encourages investors to do likewise.

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except shares and per share information)

	Three months ended December 31,
	2014	2013
Revenues:
Product sales, net	$13,579	$5,857
Research and development income	105	816
Licensing, royalty and other revenue	51	52
Total revenues	13,735	6,725

Costs and Expenses:
Cost of revenues	5,345	4,147
Selling, general and administrative expenses	2,413	1,406
Product development and research expenses	1,864	620
Total costs and expenses	9,622	6,173
Operating income	4,113	552

Other Income (Expense):
Change in the fair value of derivative liability	2,300	-
Interest and other expense, net	(608)	(78)
Income before income tax expense (benefit)	5,805	474

Income tax expense (benefit)	173	(197)

Net income	5,632	671

Preferred stock dividend	-	(1,308)

Net income (loss) attributable to common stockholders	$5,632	$(637)

Basic income (loss) per share	$0.11	$(0.01)
Diluted income (loss) per share	$0.09	$(0.01)

Weighted average shares of common stock outstanding:
Basic	52,784,635	44,519,326
Diluted	67,167,566	44,519,326

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2014 and 2013

(in thousands, except shares and per share information)

	2014	2013
Revenues:
Product sales, net	$32,104	$16,981
Research and development income	1,490	1,094
Licensing, royalty and other revenue	146	149
Total revenues	33,740	18,224

Costs and Expenses:
Cost of revenues	16,948	12,079
Selling, general and administrative expenses	5,976	3,484
Product development and research expenses	6,910	2,743
Total costs and expenses	29,834	18,306
Operating income (loss)	3,906	(82)

Other Income (Expense):
Change in the fair value of derivative liability	2,300	-
Interest and other expense, net	(782)	(199)
Income (loss) before income tax expense (benefit)	5,424	(281)

Income tax expense (benefit)	173	(197)

Net income (loss)	5,251	(84)

Preferred stock dividend	-	(1,308)

Net income (loss) attributable to common stockholders	$5,251	$(1,392)

Basic income (loss) per share	$0.11	$(0.03)
Diluted income (loss) per share	$0.09	$(0.03)

Weighted average shares of common stock outstanding:
Basic	49,817,721	43,517,640
Diluted	64,207,190	43,517,640

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2014 and 2013

(in thousands)

	December 31,	December 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$5,251	$(84)
Non-cash (income) expenses	(72)	1,212
Changes in operating assets and liabilities	(8,976)	(1,746)

Net cash used in operating activities	(3,797)	(618)

Net cash used in investing activities	(3,792)	(2,113)

Net cash provided by financing activities	164,371	2,296

Net increase (decrease) in cash and cash equivalents	156,782	(435)
Cash and cash equivalents at beginning of year	2,101	2,536

Cash and cash equivalents at end of year	$158,883	$2,101

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share information)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$158,883	$2,101
Accounts receivable, net	14,366	4,947
Inventories	2,784	2,869
Prepaid expenses and other receivables	1,185	641
Total current assets	177,218	10,558
Property, plant and equipment, net	3,262	2,623
Product acquisition costs, net	10,604	1,766
Debt issuance costs, net	5,132	69
Other	862	411
Total assets	$197,078	$15,427

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,643	$1,523
Accrued expenses	5,141	2,915
Payable for product acquisition costs	6,000	-
Deferred income, current	87	768
Capital lease obligation, current	131	15
Total current liabilities	13,002	5,221

Convertible 3.75% senior notes, net of debt discount (face of $143,750)	100,311	-
Fair value of derivative liability - convertible 3.75% senior notes	41,400	-
Note payable, bank	3,160	3,000
Other long term liabilities	71	15
Total liabilities	157,944	8,236

Stockholders’ equity:
Series A Convertible Preferred stock, $0.01 par value, 100 shares authorized; 0 shares issued and outstanding as of December 31, 2014 and 2013, respectively	-	-
Series C Convertible Preferred stock, $0.01 par value, 1,550 shares authorized; 0 shares issued and outstanding as of December 31, 2014 and 2013, respectively	-	-
Common stock, $0.01 par value, 60,000,000 shares authorized; 52,819,787 and 46,748,575 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	548	487
Additional paid-in capital	78,172	51,541
Accumulated deficit	(39,586)	(44,837)
Total stockholders’ equity	39,134	7,191
Total liabilities and stockholders' equity	$197,078	$15,427

IGI LABORATORIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except shares and per share information)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income (loss) attributable to common stockholders	$5,632	$(637)	$5,251	$(1,392)

ADJUSTMENTS TO ARRIVE AT EBITDA:
Depreciation and amortization expense	216	103	532	407
Interest expense, net	268	70	406	167
Non-cash interest expense	261	-	261	-
Income tax expense (benefit)	173	(197)	173	(197)
EBITDA	6,550	(661)	6,623	(1,015)

ADJUSTMENTS TO ARRIVE AT ADJUSTED EBITDA:
Amortization of product acquisition costs	30	30	120	60
Stock-based compensation expense	520	367	1,170	536
Prefered stock dividend	-	1,308	-	1,308
Change in the fair value of derivative liability	(2,300)	-	(2,300)	-
ADJUSTED EBITDA	$4,800	$1,044	$5,613	$889